Exhibit 99.1

SVB Financial Group Completes Sale of Investment Banking Business to Management Team Group

SANTA CLARA, Calif., October 2, 2023 – SVB Financial Group (Pink Sheets: SIVBQ) today announced that it has completed the sale of its investment banking business, SVB Securities LLC (now named Leerink Partners LLC), to the management team bidder group led by Jeff Leerink, Leerink Partners’ Chief Executive Officer and Founder, and backed by funds managed by The Baupost Group L.L.C.

As previously announced, the management-led buyout was selected and approved as the successful bid for the investment banking business following a competitive bidding process conducted under procedures approved by the U.S. Bankruptcy Court for the Southern District of New York.

Under the terms of the purchase agreement, the acquisition from SVB Financial Group included a combination of cash, repayment of an intercompany note, the assumption of certain liabilities (including significant deferred compensation obligations), and a 5% equity instrument in the buyer entity.

MoffettNathanson LLC, a sell-side research business owned by SVB Financial Group, was not included in the transaction and remains part of SVB Financial Group.

Court filings and other information related to the SVB Financial Group’s Chapter 11 proceeding are available on a website administrated by the Company’s claims agent, Kroll, at https://restructuring.ra.kroll.com/svbfg/; or by emailing SVBFGInfo@ra.kroll.com.

Advisors

Centerview Partners LLC is serving as financial advisor, Sullivan & Cromwell LLP is serving as legal counsel and Alvarez & Marsal is serving as the restructuring advisor to SVB Financial Group as debtor-in-possession.

About SVB Financial Group

SVB Financial Group (Pink Sheets: SIVBQ) is the holding company for various financial services companies, including SVB Capital.